EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Ordinary Shares of Silence Therapeutics plc shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: March 31, 2025

Ora Capital Limited

By:	/s/ Richard Ian Griffiths
Name: Richard Ian Griffiths
Title: Director

Richard Ian Griffiths

/s/ Richard Ian Griffiths